SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 11, 2010

Axion International Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

180 South Street, Suite 104, New Providence, New Jersey  07974
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 524-0888

665 Martinsville Road, Basking Ridge, New Jersey 07920
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

In connection with the preparation of our Annual Report on Form 10-K for the year ended September 30, 2009, we determined that certain transactions were not accurately presented in the financial statements included in our Annual Report on Form 10-KSB for the year ended September 30, 2008 and the Company’s Quarterly Reports on Form 10-Q for the three months ended December 31, 2008, March 31, 2009 and June 30, 2009.  These include the following:

a)	The recognition and accounting for shares of common stock, options and warrants issued to service-providers; and
b)	The recognition and accounting for discounts on notes payable and convertible notes payable resulting from the concurrent issuance of warrants and from beneficial conversion features; and
c)	The treatment of debt modifications.

On January 11, 2010, our Chief Financial Officer concluded that the errors were of a sufficient magnitude that the related adjustments should be presented as restatements of previously-issued financial statements and that our financial statements contained in our Annual Report on Form 10-KSB for the year ended September 30, 2008 and the Company’s Quarterly Reports on Form 10-Q for the three months ended December 31, 2008, March 31, 2009 and June 30, 2009 should no longer be relied upon.  We and our audit committee have discussed the above errors and adjustments with our independent registered accounting firm.  Our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 reflects the changes in our annual results for the year ended September 30, 2008, which increased our reported net loss from $2,271,320, or $0.25 per share, to $3,544,161, or $0.39 per share.  In addition, we recorded in our financial statements for the year ended September 30, 2009 share-based compensation charges of $976,378, interest expense of $71,833 and debt conversion expense of $46,153 that pertain to the first three quarters of the year.  The Company intends to amend its Quarterly Report on Forms 10-Q for the three months ended December 31, 2008, March 31, 2009 and June 30, 2009 as soon as practicable to reflect these restatements.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2010

AXION INTERNATIONAL HOLDINGS, INC.

By:	/s/ James Kerstein
Name: James Kerstein Title: Chief Executive Officer